Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Northann Corp.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value	Rule 457(c) and Rule 457(h)	4,000,000	(3)	$0.6960	$2,784,000.00	$147.60 per $1,000,000	$410.92
Total Offering Amounts						$2,784,000.00		$410.92
Total Fee Offsets								$0.00
Net Fee Due								$410.92

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional securities of Northann Corp. (the “Registrant”) that may become issuable under the Registrant’s 2023 Equity Incentive Plan (the “Plan”) as a result of any future stock splits, stock dividends or similar adjustments of the Registrant’s outstanding ordinary shares.
(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. The proposed maximum offering price per share is estimated to be $0.6960, based on the average of the high sales price ($0.7310) and the low sales price ($0.6610) for the Registrant’s common stock as reported by NYSE American on March 6, 2024.

(3)	These 4,000,000 shares of common stock to be registered are reserved for future grants under the Plan.